EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on May 11, 2010 and effective as of May 15, 2010 (the "Effective Date") by and between GREEN ENERGY MANAGEMENT SERVICES, INC., a Delaware corporation (the "Company"), and JOHN MORRA III ("Executive"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.              Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive to serve as President and Director of Project Development. Executive accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such continuing duties and responsibilities as may be prescribed from time to time by the Chief Executive Officer of the Company.

Said duties and responsibilities shall include the following:

Estimating: determine the labor and material cost by bidding out project to sub-contractors and vendors. Once cost is determined it will be forwarded over to chief operating officer. Purchasing: buy out of all projects which consists of determining contractor has all labor included according to scope of project. Buy out of all materials according to the specs 1 provide for project. Project management: making sure all projects get completed from start to finish. Once project is completed and there is a energy management contract for gem, the management will continue under gem's maintenance program.

Executive shall report to the Chief Executive Officer of the Company. Executive shall devote substantially all of his business time, attention and effort to the performance of his duties hereunder and shall not engage in any other business, profession or occupation, for compensation or otherwise, without the express written consent of the Chief Executive Officer. It shall not be considered a violation of the foregoing for Executive to serve on industry, civic, religious or charitable boards or committees, so long as such service does not individually or in the aggregate significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement.

2.              Term. The term of Executive's employment pursuant to this Agreement commences on the Effective Date and, unless terminated as set forth in Section 8, shall continue for a period of two (2) years ending on the second anniversary of the Effective Date (the "Initial Term"). Following the Initial Term, this Agreement shall be extended automatically for successive one (1) year periods (the Initial Term and any extensions being collectively referred to as the "Employment Term"). Either party may terminate this Agreement as of the end of the then current Employment Term by giving written notice at least ninety (90) days prior to the end of that period, Such termination of this Agreement by Executive shall not be considered to constitute a termination of employment subject to the terms of Section 8 or Section 9, but such termination of this Agreement by the Company shall be subject to the terms of Section 10.

3.              Salary. During the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of not less than $250,000.00 per year, payable at the time and in the manner dictated by the Company's standard payroll policies, but no less often than semi-monthly. Such annual base salary may be reviewed annually at the discretion of the Board of Directors ("Board") or a committee thereof. (Such annual base salary, including any increases pursuant to this Section 3, shall be referred to herein as the "Annual Base Salary").

4.              Other Compensation and Fringe Benefits. In addition to any executive bonus, retirement, deferred compensation and long-term incentive plans which the Company may from time to time make available to Executive, Executive shall be entitled to the following during the Employment Term:

(a)	Company shall pay present automobile loan and insurance for Executive's automobile, which is a Southside Electric existing expense;

(b)
all Company benefits generally available to the Company's other senior executives in accordance with the terms of those benefit plans. Company will pay Executive's present COBRA coverage of approximately $ 1200.00/month until the earlier of a) the time at which Executive becomes eligible to participate in and begins participation in the Company's benefits plans or (b) February 1, 2011.

(c)	all retirement, life, disability, medical and denial plan benefits generally available to the Company's other senior executives in accordance with the terms of those plans; and

5.              Vacation. For and during each calendar year within the Employment Term, Executive shall be entitled to reasonable paid vacation periods consistent with Executive's position and in accordance with the Company's policies and practices with respect to its senior executives, or as the Board may approve; provided, however, that for each calendar year, Executive shall be entitled to no less than three (3)_weeks of paid vacation. In addition, Executive shall be entitled to such holidays consistent with the Company's policies and practices with respect to its senior executives.

6.              General Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel (including gas, tolls, etc.), lodging, entertainment, promotion and other ordinary and necessary business expenses, including, without limitation, lull reimbursement for the use of a cellular phone and other reasonable telephone and communication expenses.

7.              Termination of Employment. The Company or Executive may terminate Executive's employment at any time in accordance with Section 8(a) below. The Employment Term shall be deemed to have ended on the Date of Termination (as defined herein). The Employment Term shall terminate automatically upon Executive's death.

(a)
Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 24. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the Date of Termination (as that term is defined in Section 8(b)) and, with respect to a termination due to Cause (as that term is defined in Section 8(d)), Disability (as that term is defined in Section 8(e) or Good Reason (as that term is defined in Section 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Executive's Disability. A Notice of Termination from Executive shall specify whether the termination is with or without Good Reason.

(b)
Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date of Executive's death or the dale specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given except in the case of termination for Cause, for which the Company may give less than thirty (30) days notice, subject to the procedural requirements set forth in Section 8(d) below).

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, Cause shall mean (i) Executive's admission, confession, plea of "guilty" or "no contest" to or conviction in a court of law of any felony involving misuse or misappropriation of money or other properly of the Company, (ii) a willful act by Executive, which constitutes gross misconduct or fraud, or (iii) a material and willful breach by Executive of the duties and responsibilities of Executive hereunder (other than as a result of incapacity due to physical or mental illness) or any willful breach by Executive of any material term of this Agreement, in each case if such breach is not cured within thirty (30) calendar days after written notice thereof to Executive by the Company. No act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. A termination of Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give Executive Notice of Termination, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after Executive receives the Notice of Termination. Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a majority vote of the entire membership of the Board, stating that in the good faith opinion of the Board, Executive conducted himself as described in the Notice of Termination, and that such conduct constitutes Cause under this Agreement.

(e)
Disability. For purposes of this Agreement, a termination based upon "Disability" means a termination of Executive's employment by the Company based upon Executive's entitlement to long-term disability benefits under the Company's long-term disability plan or policy, as in effect on the Date of Termination, or if no such policy exists, based on Executive's inability to engage in any substantial gainful activity for a period of at least six months, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Board in good faith. Until Executive is covered by Company's disability benefits. Company will pay Executive's current disability insurance payments of $73.00/month.

(f)
Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Executive during the Employment Term based upon the occurrence (without Executive's consent) of any of the following:

a material diminution in Executive's Annual Base Salary;

a material diminution in Executive's authority, duties, or responsibilities;

a material breach by the Company of any of its obligations under this Agreement; or

a direction by the Chief Executive Officer of the Company that the Executive take any action that would constitute a violation of law, including without limitation, federal securities laws.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such condition or event; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive's Notice of Termination; and (3) Executive actually terminates his employment within thirty (30) days of the end of the cure period.

8.              Obligations of the Company Upon Termination. Upon the termination of Executive's employment for any reason, with or without Cause, he shall be entitled to his accrued but unpaid expenses under Paragraph 6,_accrued but unpaid vacation and Annual Base Salary through the Date of Termination; any unpaid Annual Bonus for any year prior to the year in which Executive's employment terminates; any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company to which Executive is a party or in which Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable (collectively, the salary and benefits described in the preceding sentence shall be referred to herein as the "Accrued Benefits"). In addition, Company shall pay Executive the equivalent of six (6) months' salary as severance, unless Company terminates Contract for cause pursuant to Paragraph 7(d).

(a)
Termination by the Company for a Reason Other than Cause, Termination Due to Death, and Termination by Executive for Good Reason. In addition to the Accrued Benefits, if Executive's employment is terminated during the Employment Term (x) by the Company for any reason other than Cause or Disability, (y) by Executive for Good Reason or (z) due to Executive's death, if Executive elects health care continuation coverage under COBRA, the Company shall pay for such health insurance coverage for a period of twelve (12) months following the termination of Executive's employment, at the same rate as it pays for health insurance coverage for its active employees (with Executive required to pay for any employee-paid portion of such coverage). After the twelve (12) month continuation period concludes, Executive shall be responsible for the payment of all premiums attributable to COBRA continuation coverage at the same rale as the Company charges all COBRA beneficiaries.

(b)
Termination by the Company for Cause and Termination by Executive Other Than for Good Reason. If Executive's employment is terminated during the Employment Term by (x) the Company for Cause, or (y) Executive for any reason other than Good Reason, then Executive shall not be entitled to receive any of the compensation set forth in, Sections 8 or 8(a) and shall only be entitled to the Accrued Benefits.

(c)
Termination due to Disability. If Executive's employment is terminated during the Employment Term due to Executive's Disability, then Executive shall not be entitled to receive any of the compensation set forth in Sections 8 or 8(a) and shall only be entitled to the Accrued Benefits.

9.             Termination Upon Expiration of the Employment Term. If the Company terminates this Agreement by giving written notice to Executive pursuant to the provisions of Section 2 hereof that it does not intend to extend the Employment Term, then upon the termination of Executive's employment upon or after the expiration of the Employment Term, the Company shall pay Executive the amounts under Section 9(a) hereof as if the Company had terminated Executive's employment during the Employment Term for any reason other than Cause or Disability.

Non-Competition and Non-Solicitation Agreement. Executive acknowledges and agrees that: (i) as President and Director of Project Development of the Company, he will be exposed to some of the most sensitive and confidential information possessed by the Company and its affiliates, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) the aforementioned information represents the product of the Company's substantial investment in research and innovation, is critical to the Company's competitive success, is disclosed to the Company's senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company's competitors.

Executive further acknowledges and agrees that the business in which the Company is engaged is intensely competitive and that his employment by the Company has required, and will continue to require, that he have access to, and knowledge of, confidential information of the Company, including, but not limited to, certain or all of the Company's methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information and trade secrets of the Company.

For and in consideration of this exposure to confidential and sensitive information, and further in consideration of the salary, bonuses, stock and other incentives set forth in this Agreement. Executive agrees that during his employment with the Company and for twenty four (24) months following the termination of his employment by any party or for any reason, he will not directly or indirectly engage in or associate in the United States with any (a) entity engaging in the business engaged in by the Company or (b) any competitor of the Company; or (c) solicit, for competitive business purposes, any customer of the Company with which Executive was involved as part of his job responsibilities with the Company. Executive further agrees that during his employment with the Company and for the twenty (24) month period following the termination of his employment by any party or for any reason, Executive will not directly or indirectly within the United States hire, solicit or make an offer to any executive employee of the Company to be employed or perform services outside of the Company.

Executive acknowledges that the Company would suffer irreparable harm if he fails to comply with the provisions of this section, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys' fees. Executive further acknowledges that enforcement of the covenants in this section is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth herein are reasonable as to geography, duration and global scope.

Executive agrees that if he were to breach, or threaten to breach, any provision of this Agreement, the Company would be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from breaching this Agreement. This section shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

10.            Nondelegation of Executive's Rights. The obligations, rights and benefits of Executive hereunder arc personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

11.            Nondisclosure of Confidential Information. During the course of Executive's employment with the Company, Executive will have access to certain Confidential Information. Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company, or except as provided below, the Company's Confidential Information, for purposes of this Agreement, "Confidential Information" means any information, without regard to form, relating to the Company's and its subsidiaries' and affiliates' clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; (ii) becomes known to the public through no violation of this Agreement; or (iii) is disclosed to Executive by a third party that is not under an obligation to maintain the confidentiality of the information. In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy and Executive will fully cooperate with the Company in attempting to obtain that order or remedy. Confidential Information shall cease to be treated as Confidential Information under this Agreement following the second anniversary of the termination of Executive's employment with the Company for any reason.

12.            Non Solicitation of Employees. Executive agrees that while Executive is employed with the Company or its affiliates, and for two (2) years after Executive's employment with the Company terminates for any reason. Executive shall not, directly or indirectly, whether on behalf of Executive or others, solicit, lure, attempt to hire away or hire any individual who is or, within six (6) months of the date of such action, was an employee of the Company or any of its affiliates. Executive agrees that in the event of a breach of this Section 13, damages will not be an adequate remedy and the Company will be entitled, inter alia, to seek injunctive relief, without the need to post a bond, to restrain any such breach, threatened or actual.

13.            Proprietary Rights. Executive assigns all of Executive's interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Executive, either alone or in conjunction with others, during the Employment Term and related to the Company's business to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive during the Employment Term.

14.            Return of Company Property. Upon termination of Executive's employment for any reason or earlier, upon the Company's request. Executive shall promptly return to the Company all Property (as defined herein) that has been entrusted or made available to Executive by the Company. For purposes of this Agreement, "Property" means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by Executive during Executive's employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company's or its affiliates' business, products or services.

15.            Survival. Executive hereby acknowledges that obligations under Sections 12, 13, 14, and 15 shall survive the termination of Executive's employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein. Except relating to any actions involving Section 13 of this Agreement and as otherwise provided in this Agreement, any disputes relating to enforcement and/or breach of this Agreement shall be resolved by arbitration to be held in New York City, New York in accordance with the Employment Arbitration Rules and Mediation Procedures ("Rules") of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the Slate of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 13 of the Agreement (for which Paragraph 19 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, or (d) to award punitive damages or any other damages not measured by the prevailing parly's actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (14) of the costs of the arbitrator.

16.            No Mitigation. The Company agrees that, if Executive's employment hereunder is terminated during the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder, further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise.

17.            Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parlies hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

18.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall, except as set forth in Section 16, be brought in a court of competent jurisdiction in the State of New York.

19.            Successors. This Agreement may not be assigned by Executive. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Executive agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, "the Company" shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

20.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.            Indemnification and Insurance Related to Employment by the Company. During the Employment Term, and after Executive's termination of employment, the Company shall maintain directors' and officers' liability insurance that is applicable to Executive and shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance prior to or alter the Effective Date (and within the scope of his employment) as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and, to the extent more favorable, to the maximum extent permitted under the Company's Certificate of Incorporation and By-Laws. The Company shall, consistent with applicable laws, provide for the advancement to Executive, within ten (10) days of his presentation of invoices or other appropriate documentation, of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representatives may be made a party by reason of his being or having been an officer, director or employee of the Company or any of its subsidiaries or other affiliates or predecessors or his being or having been engaged in any other capacity at the Company's request. The rights under this Section 22 shall in all cases be on terms no less favorable to Executive than to other senior executives of the Company and shall survive the termination of employment and the Employment Term until the expiration of the applicable statute of limitations.

22.            Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parlies agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

23.            Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Green Energy Management Services, Inc.
Attention: Michael Samuel
381 Teaneck Road, Suite 4
Teaneck, NJ 07666-4069

To Executive:

John Morra
381 Teaneck Road, Suite 3
Teaneck, NJ 07666-4069

24.            Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

25.            Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

26.            Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall be exempt from or comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service ("Code Section 409A"). Any provision that would cause the Agreement or any payment hereof to fail to be exempt from or satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Without limiting the generality of the foregoing: (i) for all purposes under this Agreement, reference to Executive's "termination of employment" (and corollary terms) with the Company shall be construed to refer to Executive's "separation from service" (as determined under Treasury Regulation Section 1.409A-l(h), as uniformly applied by the Company) with the Company; and (ii) to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive's employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Code Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. In the event that Executive is, at the Date of Termination, a "specified employee" within the meaning of Code Section 409A and any related regulations, no amount which is nonqualified deferred compensation subject to such Code Section and regulations shall be paid to Executive prior to the date which is six months after Executive's separation from service. If the payments arc delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period, plus interest credited from the date of Executive's separation from service to the date of payment at the "applicable federal rate" provided for in Section 7872(f)(2)(A) of the Code in effect as of the dale of such separation from service.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

GREEN ENERGY MANAGEMENT SERVICES, INC., Company

By:	/ s/ Michael Samuel as C.E.O. G.E.M.S.
MICHAEL SAMUEL
Chief Executive Officer

/s/ John Morra III
JOHN MORRA III, Executive